UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 9, 2008

CIMETRIX INCORPORATED

(Exact name of registrant as specified in its charter)

Commission File No. 000-16454

Nevada	87-0439107
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

6979 South High Tech Drive

Salt Lake City, Utah  84047-3757

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (801) 256-6500

Former name or former address, if changed since last report:  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Cimetrix Incorporated (the “Company”) and Silicon Valley Bank (the “Bank”) previously entered into a Loan and Security Agreement, effective as of December 26, 2007.  The Company and the Bank entered into an Amended and Restated Loan and Security Agreement dated April 9, 2008 (the “Agreement”) to amend and restate in its entirety, without novation, the original agreement of December 26, 2007.

Subject to the terms of the Agreement, the Company may request that the Bank finance qualified accounts receivable (“Eligible Accounts”, and, after an advance is made, “Financed Receivables”) by extending credit to the Company in an amount equal to 80%, of the Financed Receivable.  The Bank may, in its sole discretion, change the percentage of the advance rate for a particular Financed Receivable on a case by case basis.

Subject to the terms of the Agreement, the Company may also request that the Bank finance Eligible Accounts due from non-U.S. account debtors pursuant to the Agreement and an EX-IM Loan Agreement.  The Bank may, in its sole discretion in each instance, finance such foreign accounts by extending credit to the Company in an amount equal to 90%, of the foreign Financed Receivable.  The Bank may, in its sole discretion, change the percentage of the advance rate on a case by case basis.

The aggregate face amount Financed Receivables may not exceed One Million Two Hundred Fifty Dollars ($1,250,000), including a maximum of Nine Hundred Fifty Thousand Dollars ($950,000) non-U.S. Financed Receivables.  Advances under the Agreement are collateralized by substantially all operating assets of the Company.  The Agreement terminates on December 25, 2008.

The Company will pay a finance charge equal to the greater of either (i) the prime rate plus one and one-half percent (1.50%), or (ii) 7.25%, multiplied by the face amount of the Financed Receivables.   There is also a collateral handling fee of .375% per month of the face amount of the Financed Receivables.   In the event of a default, both of these rates are increased.

The Company will repay each advance on the earliest of: (a) the date on which payment is received on the Financed Receivable, (b) the date on which the Financed Receivable is no longer an Eligible Account, (c) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (d) the date on which there is a breach of any warranty or representation set forth in the Agreement, or (e) the maturity date of the Agreement of December 25, 2008. Each payment will also include all accrued finance charges and collateral handling fees with respect to such Advance and all other amounts then due and payable in accordance with the Agreement.

The Agreement eliminated financial covenants that were in the original agreement dated December 26, 2007 and under which the Company was previously in default.

The Company, without the Bank’s consent, may not:

•	Convey, sell, convey, transfer or otherwise dispose of its business or property other than in the ordinary course;
•	Engage in any line of business, permit a change in control or change its jurisdiction of formation;

•	Merge or consolidate with other entity or acquire all of the capital stock or property of another entity;
•	Create, incur, assume or be liable for any new indebtedness other than permitted indebtedness as defined in the Agreement;
•	Create, incur, allow or suffer any lien on its property, or assign any right to receive income;
•	Maintain any other collateral account;
•	Pay any dividends or make any distributions or payments or redeem, retire or purchase any capital stock, or make other than certain defined investments;
•	Directly or indirectly enter into any material transaction with any affiliate, except for transactions that are in the ordinary course of business;
•	Make any payment on subordinated debt or amend any provision in any document relating to subordinated debt;
•	Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

99.1	Silicon Valley Bank Amended and Restated Loan and Security Agreement, dated April 9, 2008

99.2	Loan and Security Agreement (EX-IM Loan Facility), dated April 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2008	CIMETRIX INCORPORATED

By: /s/ Robert H. Reback
Robert H. Reback
President and Chief Executive Officer
(Principal Executive Officer)